STOCK PURCHASE PLAN

This Stock Purchase Plan (the “Purchase Plan”) is entered into on August 8, 2011 by and between Ladenburg Thalmann & Co. Inc. (“Broker”) and Universal Business Payment Solutions Acquisition Corporation (the “Company”).  This Purchase Plan relates to the purchase, on a “not held” basis, of shares of common stock issued by the Company (the “Shares”), and is intended to comply with the provisions of Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

A)	Purchase Plan Requirements

1.
Subject to the purchase instructions in Appendix A, on each day on which the NASDAQ Capital Market (the “Exchange”) is open for business (each, a “Business Day”), Broker will act as the Company’s exclusive agent to repurchase Shares in accordance with Appendix A.

2.
Purchases made by Broker pursuant to this Purchase Plan shall be made only in accordance with Appendix A, and shall be made at the prevailing market prices, pursuant to the limitations stated in Appendix A, in open-market transactions.

3.	Broker shall be entitled to a commission of $0.02 per share.

4.
Broker shall endeavor to make purchases of the Shares in accordance with the provisions of Rule 10b-18 as promulgated under the Exchange Act (“Rule 10b-18”).  However, if for any reason, the Rule 10b-18 safe harbor is unavailable at the time of the purchases, Broker shall nonetheless continue to make purchases as required by Appendix A.

B)	The Company’s Representations, Warranties and Covenants

The Company makes the following representations and warranties, each of which shall continue while this Purchase Plan is in effect and will survive the termination of this Purchase Plan:

1.
At the time of the Company’s execution of this Purchase Plan, the Company is not aware of any material, non-public information with respect to the Company or the Shares.  The Company is entering into this Purchase Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 of the Exchange Act or other applicable securities laws.

2.
Purchases of Shares under this Purchase Plan have been duly authorized by the Company and are not prohibited by any legal, regulatory or contractual restriction or undertaking binding on the Company.  The Company will inform Broker as soon as possible of any subsequent legal or contractual restrictions affecting the execution of the Purchase Plan by Broker or the Company and of the occurrence of any event that would cause the Purchase Plan to be suspended or to end as contemplated in Section D and Section F, respectively.

3.	The Company agrees not to enter into or alter any corresponding or hedging transaction with respect to the Shares while this Purchase Plan remains in effect.

4.	This Purchase Plan constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

5.
The Company acknowledges and agrees that purchases of Shares by Broker pursuant to Appendix A may not actually be permitted to be made in accordance with Rule 10b-18 and that in such event, in accordance with Section A(4), above, Broker shall nevertheless continue to make purchases of Shares as provided in Appendix A.

6.
The Company will promptly notify Broker of the date immediately prior to the date on which a stockholder vote is to be held to approve an initial business combination or the date on which the Company decides to engage in a tender offer, as described in the Company’s Registration Statement on Form S-1 initially filed on December 22, 2010, as amended.

C)	Purchase Instructions

See Appendix A.

D)	Suspension of Purchases

The Company acknowledges and agrees that Broker may suspend purchases or purchase fewer than the otherwise applicable number of Shares to be purchased in accordance with Appendix A under this Purchase Plan in the event that:

1.
Broker determines that it is prohibited from purchasing Shares by a legal, contractual or regulatory restriction applicable to it or its affiliates or to the Company and its affiliates and/or its affiliated purchasers as defined under Rule 10b-18 (other than any such restriction relating to the Company’s possession or alleged possession of material nonpublic information about the Company or the Shares).

2.
Broker determines, in its sole discretion, that a market disruption has occurred, beyond the control of Broker that would materially interfere with Broker’s ability to carry out the terms of this Purchase Plan.

3.	Trading in the Shares is halted or suspended.

4.
If any purchases cannot be executed as required by this Purchase Plan due to any of the events specified in Sections (D)(1), (D)(2) or (D)(3), Broker shall effect such purchases as promptly as practicable after the cessation or termination of such disruption, applicable restriction or other event.

E)	Modification of this Purchase Plan

Any modification of this Purchase Plan by the Company will be made in good faith and not as part of a scheme to evade the prohibitions of Rule 10b5-1, and only with Broker’s written consent.  In particular, the Company agrees that the Company will not modify or propose to modify this Purchase Plan at any time that the Company is aware of any material non-public information about the Company and/or the Shares and that the Company will be deemed to repeat its representations in Section B at the time of such modification.  Termination of this Purchase Plan by the Company pursuant to Section F(1)(ii) shall not be deemed a modification of this Purchase Plan.

F)	Termination of this Purchase Plan

1.	This Purchase Plan will terminate upon the earliest of one of the following events:

i.	The terms outlined in Appendix A have been met;

ii.	Broker is prohibited by law or other governmental agency from engaging in purchasing activity as the Company’s agent under this Purchase Plan;

iii.
The date the Company files a Current Report on Form 8-K (the “Signing 8-K”) with the Securities and Exchange Commission announcing its execution of a definitive agreement for a merger, share exchange, asset acquisition, stock purchase, recapitalization, plan of arrangement, reorganization or similar business combination (the “Business Combination”);

iv.
The date that the Company or any other person publicly announces a tender or exchange offer with respect to the Shares or a merger, acquisition, reorganization, recapitalization or other similar business combination or transaction as a result of the consummation of which the Shares would be exchanged or converted into cash, securities or other property, other than the announcement of Company’s Business Combination through the Signing 8-K; and

v.
The date that Broker receives notice that the Company has filed a petition for bankruptcy or reorganization, or a petition for bankruptcy has been filed against Company and has not been dismissed within sixty (60) calendar days of its filing

2.	Any transaction pending at the time Broker receives a notice referred to in Sections F(1)(iii) or F(1)(iv) shall be completed and Broker shall receive the commission set forth in Section A (3).

3.
In the event the Purchase Plan is to be terminated due to the occurrence of either of the events referred to in Sections F(1)(i) or F(1)(ii), the Broker shall notify the Company of the occurrence of such event as soon as reasonably practicable.

G)	Indemnification and Limitation on Liability

1.
The Company agrees to indemnify and hold harmless Broker (and its directors, officers, employees and affiliates) from and against all claims, liabilities, losses, damages and expenses (including reasonable attorney’s fees and costs) arising out of or attributable to: (a) any material breach by the Company of this Purchase Plan (including the Company’s representations and warranties), and (b) any violation by the Company of applicable laws or regulations.  The Company will have no indemnification obligations in the case of gross negligence or willful misconduct of Broker or any other indemnified person. This indemnification will survive the termination of this Purchase Plan.

2.	Notwithstanding any other provision herein, neither Broker nor the Company will be liable for:

i.
Special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages or any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen.

ii.
Any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.

3.
The Company acknowledges and agrees that Broker has not provided the Company with any tax, accounting or legal advice with respect to this Purchase Plan, including whether the Company would be entitled to any of the affirmative defenses under Rule 10b5-1.

H)	Governing Law

This Purchase Plan will be governed by, and construed in accordance with, the laws of the State of New York, without regard to such State’s conflict of laws rules.

I)	Entire Agreement

This Purchase Plan (including any Annexes or Exhibits) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any previous or contemporaneous agreements, understandings, proposals or promises with respect thereto, whether written or oral.

This Purchase Plan and each party’s rights and obligations hereunder may not be assigned or delegated without the written permission of the other party and shall inure to the benefit of each party’s successors and permitted assigns, whether by merger, consolidation or otherwise.

J)	Notices

All required notifications under this Purchase Plan shall be made in writing (signed by facsimile) and confirmed by telephone to:

To Issuer:

Name:  Universal Business Payment Solutions Acquisition Corporation
Attention: Peter Davidson
Address: 150 North Radnor-Chester Rd.
Suite F-200
Radnor, PA 19087
Phone 404-427-9432
Fax 877-861-8488
E-Mail: peter.davidson@upbsac.com

Copies to: Name: Dechert LLP Attention: James A. Lebovitz Address: 2929 Arch Street, Cira Center Philadelphia, PA 19104 Telephone: 215-994-4000 Fax: 215-655-4000 E-Mail: james.lebovitz@dechert.com

To Broker:

Name: Ladenburg Thalmann & Co. Inc.
Attention: David Rosenburg, COO
Address: 520 Madison Avenue, 9th Floor
New York, NY 10022
Telephone:  212-409-2222
Fax: 212-364-3419
E-Mail: drosenberg@ladenburg.com

Copies to:

Name: Ladenburg Thalmann & Co. Inc.
Attention: Joseph Giovanniello, Jr.
Address: 520 Madison Avenue, 9th Floor
New York, NY 10022
Telephone:  212-409-2544
Fax: 212-409-2575
E-Mail: jgiovanniello@ladenburg.com

K)	Counterparts

This Purchase Plan may be executed in two or more counterparts and by facsimile signature.

IN WITNESS WHEREOF, the undersigned have executed this Purchase Plan as of the date first written above.

UNIVERSAL BUSINESS PAYMENT SOLUTIONS ACQUISITION CORPORATION	LADENBURG THALMANN & CO. INC.

By: /s/ Peter B. Davidson	By: /s/ David Rosenberg
Name: Peter B. Davidson	Name: David Rosenberg
Title: CAO	Title: Chief Operating Officer
____________________

Appendix A

Name of Buyer: ______________	Name of Issuer: ________________	Ticker: _______

APPENDIX A

Share Repurchase Guidelines

Purchase Limit Order	Number of Shares to be Purchased
$5.751
Broker is to purchase up to an average of $1.9 million dollars of Shares (NASDAQ: UBPS) per month, up to an aggregate of 50% of the shares sold in the Company’s initial public offering (6,000,000 shares).

Daily Time-Sequenced Schedule Obligations

Obligor	Obligation
Broker	Broker is to make, keep and produce promptly upon request a daily time-sequenced schedule of all Share purchases made under this Purchase Plan, on a transaction-by-transaction basis, including:
● size, time of execution, price of purchase; and
● the exchange, quotation system, or other facility through which the Share purchase occurred.

1	All Share amounts and limit prices listed herein shall be increased or decreased to reflect stock splits should they occur.

Comments and Special Instructions